Exhibit (a)(1)(C)
QUIKSILVER, INC.
ELECTION FORM
CONCERNING EXCHANGE OF STOCK OPTIONS
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., PACIFIC TIME, ON MAY 17,
2010, UNLESS THE OFFER IS EXTENDED
Name:
Address:
Below is a list of your current outstanding eligible stock option grants that may be surrendered for exchange in the Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”) pursuant to the Offer to Exchange Document. Please read this election form carefully.
Before making your election, please make sure you have received, read and understood the documents that make up this Exchange Offer (listed below the table of Eligible Stock Options).
Eligible Stock Options:

Shares Subject
			Shares		to New Stock
		Exercise	Subject to		Options to be
Original	Expiration	Price Per	Eligible	Exchange	Granted in	Exchange Entire
Grant Date	Date	Share	Options	Ratio	Exchange*	Eligible Option Grant?
				___ to 1		☐ Yes ☐ No
				___ to 1		☐ Yes ☐ No
				___ to 1		☐ Yes ☐ No

*	Please note that Quiksilver will not issue any fractional new stock options. The amounts in the column “Shares Subject to New Stock Options to Be Granted in Exchange” have been rounded to the nearest whole stock option (with greater than or equal to 0.5 being rounded up).
Important Offer Documents:
(1)	the Offer to Exchange Certain Stock Options for New Stock Options (the “Offer to Exchange Document”);

(2)	e-mail or letter from Robert B. McKnight, Jr., dated April 19, 2010; and

(3)	this Election Form Concerning Exchange of Stock Options (this “Election Form”).
You may obtain a copy of the Quiksilver, Inc. 2000 Stock Incentive Plan, and a form of new stock option agreement, by contacting Franco Trani, by e-mail at stock.admin@quiksilver.com, or by telephone at (714) 889-7113.

The Exchange Offer is subject to the terms of these documents as they may be amended. The Exchange Offer provides eligible employees and consultants who hold eligible stock options the opportunity to exchange these stock options for new options as set forth in Section 1 of the Offer to Exchange Document. This Exchange Offer expires at 5:00 p.m., Pacific Time, on May 17, 2010, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS ELECTION FORM.
If you wish to participate in the Exchange Offer, please check the “Yes” box in the “Exchange Entire Eligible Option Grant” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option Grant” column, the eligible option grant will not be exchanged and your eligible option grant will remain outstanding subject to its original terms. If neither box is checked, the effect will be the same as checking the “No” box such that the eligible option grant will not be exchanged and your eligible option grant will remain outstanding subject to its original terms.
In accordance with the terms outlined herein and in the Offer to Exchange Document, if you elect to exchange your eligible stock options, you will receive new stock options to purchase the number of shares of common stock set forth in the column entitled “Shares Subject to New Stock Options to Be Granted in Exchange” opposite the stock options you elected to exchange, at an exercise price per share equal to the closing price of Quiksilver common stock on the date the new stock options are granted. The new stock options will have a new vesting period and new term as set forth in the Offer to Exchange Document. All new stock options will be completely unvested on the completion date of the Exchange Offer, regardless of whether the surrendered options were partially or wholly vested. You will lose your rights to all exchanged options that are surrendered and cancelled under the Exchange Offer.
BY PARTICIPATING IN THE EXCHANGE OFFER, YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH HEREIN AND IN THE OFFER TO EXCHANGE DOCUMENT
In making this election, you agree that Quiksilver may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Exchange Offer. Such personal data may be transferred to Quiksilver and to any third parties assisting Quiksilver with the Exchange Offer, and these recipients may be located in the U.S. or elsewhere.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date of the Exchange Offer, which will be 5:00 p.m., Pacific Time, on May 17, 2010, unless we extend the expiration date. The last valid Election Form received prior to 5:00 p.m., Pacific Time, on the completion date of this Exchange Offer shall control.
Your signature and submission of this Election Form indicate that you have read and agreed to the Agreement to Terms of Election attached hereto.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:	, 2010

Address:

E-mail Address:
MAIL, FAX, E-MAIL OR OTHERWISE DELIVER TO QUIKSILVER, INC., 15202 GRAHAM STREET, HUNTINGTON BEACH, CALIFORNIA 92649 (ATTN: FRANCO TRANI), FACSIMILE NO. (714) 889-5685, E-MAIL ADDRESS STOCK.ADMIN@QUIKSILVER.COM, PRIOR TO 5:00 P.M., PACIFIC TIME, ON MAY 17, 2010. WHEN SUBMITTING THIS ELECTION FORM, PLEASE REMEMBER TO RETURN THE ENTIRE ELECTION FORM.

AGREEMENT TO TERMS OF ELECTION
BY PARTICIPATING IN THE EXCHANGE OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH HEREIN AND IN THE OFFER TO EXCHANGE DOCUMENT.
If you would like to participate in the Exchange Offer, please indicate your election by checking the applicable boxes on the Election Form, signing it and mailing, faxing, e-mailing or otherwise delivering the form to Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649 (Attn: Franco Trani), facsimile number (714) 889-5685, e-mail address stock.admin@quiksilver.com, prior to 5:00 p.m., Pacific Time, on May 17, 2010 (unless the Exchange Offer is extended).
You may withdraw this election by completing, signing and mailing, faxing, e-mailing or otherwise delivering a new Election Form to Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649 (Attn: Franco Trani), facsimile number (714) 889-5685, e-mail address stock.admin@quiksilver.com, prior to 5:00 p.m., Pacific Time, on May 17, 2010 (unless the Exchange Offer is extended).
The terms “you” and “your,” as used herein, refer to the registered holder of eligible stock options who has executed this Election Form (or on whose behalf, pursuant to due authorization, this Election Form has been executed). By execution hereof, you understand that tenders of eligible stock options pursuant to the procedures described in Section 3 of the Offer to Exchange Document constitute your acceptance of the terms and conditions of the Exchange Offer. The Company’s acceptance for exchange of eligible stock options tendered pursuant to the Exchange Offer will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Exchange Offer. You understand and hereby agree to all of the following:
     1. You hereby tender, and by tendering you hereby sell, assign and transfer to, or upon the order of, Quiksilver all right, title and interest to the eligible stock options indicated on the Election Form to be exchanged for the number of new stock options set forth in the column entitled “Shares Subject to New Stock Options to Be Granted in Exchange” opposite the stock options you elected to exchange, on the terms of the Exchange Offer as set forth herein and in the Offer to Exchange Document, of which eligible stock options Quiksilver hereby acknowledges receipt. Each eligible stock option indicated on the Election Form will be cancelled, on a grant-by-grant basis, on May 17, 2010, or, if the Exchange Offer is extended, on the extended expiration date of the Exchange Offer. Any new stock options will be granted to you on May 18, 2010, in accordance with the terms of the Exchange Offer or, if the Exchange Offer is extended, on the expiration date of the extended Exchange Offer.
     2. The Exchange Offer is currently set to expire at 5:00 p.m., Pacific Time, on May 17, 2010, unless Quiksilver, in its sole discretion, extends the period of time during which the Exchange Offer will remain open.
     3. If you cease to be an employee or consultant of Quiksilver before the expiration of the Exchange Offer, you will not receive any new stock options. Instead, you will keep your current eligible stock options, and such eligible stock options can be exercised or will expire in accordance with their terms.
     4. Until 5:00 p.m., Pacific Time, on May 17, 2010 (or, if the Exchange Offer is extended, on the expiration date of the extended Exchange Offer), you will have the right to withdraw or change the election that you have made with respect to all of your eligible stock options. HOWEVER, AFTER THAT DATE YOU WILL HAVE NO ABILITY TO CHANGE YOUR ELECTION. The last properly submitted Election Form received by Quiksilver prior to the expiration of the Exchange Offer shall control. Until the Exchange Offer period closes at 5:00 p.m., Pacific Time, on May 17, 2010 (or, if the Exchange Offer is extended, on the expiration date of the extended Exchange Offer), you may withdraw your tendered eligible stock options at any time.
     5. The tender of your eligible stock options constitutes your acceptance of all of the terms and conditions of the Exchange Offer. Acceptance by Quiksilver of your eligible stock options pursuant to the Exchange Offer will constitute a binding agreement between you and Quiksilver upon the terms and subject to the conditions of the Exchange Offer.
     6. You are the registered holder of the eligible stock options tendered hereby, and your name and other information appearing on the Election Form are true and correct.

     7. You are not required to tender any of your eligible stock options pursuant to the Exchange Offer.
     8. QUIKSILVER AND ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE EXCHANGE OFFER CANNOT GIVE YOU LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE EXCHANGE OFFER AND YOU HAVE BEEN ADVISED TO CONSULT WITH YOUR PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OPTION EXCHANGE.
     9. Under certain circumstances set forth in the Offer to Exchange Document, Quiksilver may terminate or amend the Exchange Offer and postpone its acceptance of the eligible stock options you have tendered for exchange. Should the eligible stock options tendered herewith not be accepted for exchange, such stock options will continue to be governed by their existing terms and conditions.
     10. You understand that: (i) the value of any shares of common stock obtained upon vesting and exercise of the new stock options granted pursuant to the Exchange Offer is an extraordinary item that is outside the scope of your employment or consulting contract, if any; (ii) the new stock options, and the shares of common stock acquired upon exercise, are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
     11. You understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Exchange Offer resulting from termination of your employment or consultancy with Quiksilver (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Quiksilver from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.
     12. Regardless of any action that Quiksilver takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account, or other tax-related withholding related to the Exchange Offer (“Tax-Related Items”), you understand that the ultimate liability for all Tax-Related Items is and remains your sole responsibility and may exceed the amount actually withheld by Quiksilver, if any. You further acknowledge that Quiksilver: (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the new stock options, including, but not limited to, the exchange of eligible stock options, grant, vesting of the new stock options, the issuance of shares of Quiksilver common stock upon exercise of the new stock options, or the subsequent sale of shares acquired pursuant to such issuance; and (2) does not commit to and is under no obligation to structure the terms of the Exchange Offer or new stock options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of the grant of the new stock options and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Quiksilver may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, you authorize Quiksilver to withhold all Tax-Related Items legally payable by you pursuant to the terms of your new stock option agreement and the 2000 Plan.
     13. All questions as to the number of shares of common stock subject to your eligible stock options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of eligible stock options, will be determined by Quiksilver in its sole discretion, which determination shall be final and binding on all parties. Quiksilver reserves the right to reject any or all tenders of eligible options Quiksilver determines, in its sole discretion, not to be in proper form or the acceptance of which may, in the opinion of Quiksilver’s counsel, be unlawful. Quiksilver also reserves the right, in its reasonable discretion, to waive any of the conditions of the Exchange Offer and any defect or irregularity in the tender of eligible stock options; provided that if we grant any such waiver, it will be granted with respect to all eligible optionees. Quiksilver’s interpretation of the terms of the Exchange Offer will be final and binding on all parties. No tender of eligible stock options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Quiksilver shall determine. Neither Quiksilver nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

     14. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Offer to Exchange Document and your applicable award agreement with Quiksilver for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer. You understand that Quiksilver may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of or directorships held in Quiksilver, details of all stock options or any other entitlement to shares of the common stock of Quiksilver awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the exclusive purpose of implementing, administering and managing any equity incentive plans and the Exchange Offer (collectively, “Personal Data”). You understand that Personal Data will be transferred to any third party assisting in the implementation, administration and management of the plan and the Exchange Offer. You understand that the recipients of the Personal Data may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your human resources representative. You authorize Quiksilver and any other recipients of Personal Data that may assist Quiksilver (presently or in the future) with implementing, administering and managing the Exchange Offer and the plans to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Exchange Offer and the plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares issued upon exercise of the new stock options. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Exchange Offer and the plan. You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data, or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Exchange Offer and the plan. You understand that you may contact your human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.
     15. You agree to all of the terms and conditions of the Exchange Offer. You also agree that, upon request, you will execute and deliver any additional documents deemed by Quiksilver to be necessary or desirable to complete the exchange of the eligible stock options you are electing to exchange.
     16. YOU UNDERSTAND THAT IF YOU DO NOT CLEARLY MARK THE BOX ELECTING TO EXCHANGE EACH OF YOUR ELIGIBLE STOCK OPTIONS ON THE ELECTION FORM OR IF YOU LEAVE ANY SUCH BOX UNMARKED, SUCH ELIGIBLE OPTIONS WILL NOT BE EXCHANGED.
You understand that none of the officers or employees of Quiksilver, the Board of Directors of Quiksilver, or the Compensation Committee of the Board of Directors of Quiksilver is making any recommendation as to whether you should exchange or refrain from exchanging your eligible stock options and that you must make your own decision whether to tender your eligible stock options, taking into account your own personal circumstances and preferences. You understand that the new stock options may decline in value. You further understand that past and current market prices of Quiksilver’s common stock may provide little or no basis for predicting what the market price of Quiksilver’s common stock will be in the event you elect to exchange your eligible stock options in accordance with the terms of this Exchange Offer or at any other time in the future.

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